[WILMINGTON TRUST LOGO] WILMINGTON TRUST            Wilmington Trust Corporation
                                                    Rodney Square North
                                                    1100 North Market Street
                                                    Wilmington, DE 19890-0001

News Release

FOR IMMEDIATE RELEASE

WILMINGTON TRUST ANNOUNCES FIRST QUARTER EARNINGS

Raises dividend for 26th consecutive year

Wilmington, Del., April 20, 2007 - Wilmington Trust Corporation (NYSE: WL) reported today that net income for the 2007 first quarter was $43.0 million and earnings per share (on a diluted basis) were $0.62 per share. This was $0.02 less than for the year-ago first quarter.

"Revenue growth was good for each of our businesses. Loan balances, on average, rose for the 16th consecutive quarter and surpassed $8 billion for the first time. The Wealth Advisory and Corporate Client Services businesses each recorded double-digit increases in revenue. Also, the net interest margin and credit quality were stable," said Ted T. Cecala, Wilmington Trust's chairman and chief executive officer. "Offsetting these results was expense growth that outpaced revenue growth because of the expansion investments we made in 2006. These initiatives affected our expense levels immediately, but the corresponding increases in revenue will occur more gradually as we continue to grow our company for the long term."

In 2006 the company opened three new offices in the United States and one in Europe, significantly expanded Wealth Advisory and Corporate Client Services capabilities, completed an acquisition, and added staff in each business. The company also invested substantially in technology to support WTDirect, the Internet-only delivery channel introduced in November with a high-interest savings account.

On an annualized basis, first quarter 2007 results produced a return on average assets of 1.59% and a return on average equity of 16.42%. The corresponding returns for the first quarter of 2006 were 1.76% and 17.42%, respectively.

CASH DIVIDEND RAISED FOR 26TH CONSECUTIVE YEAR

The Board of Directors approved a 6% increase in the quarterly cash dividend, raising it by $0.02, from $0.315 per share to $0.335 per share. On an annualized basis, this increased the dividend from $1.26 per share to $1.34 per share. The quarterly dividend will be paid on May 15, 2007, to stockholders of record as of May 1, 2007.

This increase marks the 26th consecutive year that Wilmington Trust has raised its cash dividend. According to the winter 2007 edition of Mergent, Inc.'s Dividend Achievers, only 108 of the 10,000 companies that trade on North American exchanges have raised their dividends for 26 or more consecutive years.

EFFICIENCY RATIOS

As illustrated by the efficiency ratio, the company spent slightly more than 60 cents for each dollar of revenue generated in the 2007 first quarter, which was an increase from prior periods. This happened because Regional Banking and Wealth Advisory Services expansion investments made throughout 2006 added to expenses immediately, but the corresponding increases in revenue will occur more gradually as the business from each of these investments grows. In the Corporate Client Services business, higher revenue from investment and cash management services offset higher expenses from expansion, and efficiency improved.

EFFICIENCY RATIOS               2007 Q1   2006 Q4   2006 Q1
-----------------               -------   -------   -------
Regional Banking                 43.68%    41.56%    41.49%
Wealth Advisory Services         85.93%    76.47%    77.00%
Corporate Client Services        70.82%    72.79%    79.05%
Wilmington Trust consolidated    60.28%    56.40%    57.02%

In general, lower efficiency ratios indicate higher profitability.

INVESTMENT SECURITIES PORTFOLIO

Compared to the year-ago first quarter, balances in the investment securities portfolio were higher because of securities added during the 2006 fourth quarter to collateralize short-term cash sweeps for clients. Compared to the 2006 fourth quarter, balances were slightly lower. As a percentage of total assets, the size of the investment securities portfolio was relatively the same as for prior periods.

Government agencies surpassed mortgage-backed instruments as the largest concentration of securities in the portfolio, largely because the company opted to invest in shorter-term instruments and because of higher volumes of prepayments of mortgage-backed securities. All of the mortgage-backed securities in the portfolio are AAA-rated instruments issued by U.S. government agencies for which the underlying collateral is residential mortgages. There are no subprime mortgages in this underlying collateral.

INVESTMENT SECURITIES PORTFOLIO                   AT 3/31/07   AT 12/31/06   AT 3/31/06
-------------------------------                   ----------   -----------   ----------
Balances (in millions)                             $1,977.4     $2,114.6      $1,840.3
As a percentage of total earning assets                  20%          21%           20%
Average life (in years)                                4.59         4.93          6.27
Duration                                               2.05         2.24          2.71
Percentage invested in fixed income instruments          81%          82%           78%
As a percentage of total assets                          18%          19%           18%

The average life and duration declined because the balances of short-term investments increased and the negative yield curve caused paydowns of mortgage-backed instruments to accelerate.

THE REGIONAL BANKING BUSINESS

The Regional Banking business continued to benefit from the Delaware Valley's diversified economy. According to the Federal Reserve Bank of Philadelphia, February 2007 unemployment rates for Delaware, Pennsylvania, and New Jersey were below the U.S. national average and the regional economic outlook was positive for the remainder of 2007.

At Wilmington Trust, loan balances rose for the 16th consecutive quarter and exceeded $8 billion for the first time on an average-balance basis. Most of the loan growth was in the commercial portfolio.

Commercial banking expansion initiatives during 2006 accelerated the pace of loan growth from markets outside Delaware. Compared to the year-ago first quarter, Pennsylvania market loan balances rose 11%, while Delaware market loan balances increased 6%.

LOANS (dollars in billions, on average)               2007 Q1   2006 Q4   2006 Q1
---------------------------------------               -------   -------   -------
Total loans outstanding (in billions, on average)      $8.07     $7.91     $7.45

Delaware market loans (in billions, on average)        $5.84     $5.74     $5.49
Delaware market loans as a % of total loans               72%       73%       74%

Pennsylvania market loans (in billions, on average)    $1.82     $1.78     $1.63
Pennsylvania market loans as a % of total loans           23%       23%       22%

Other market loans as a % of total loans                   5%        4%        4%

COMMERCIAL LOANS

During 2006, the company opened new commercial banking offices in the Lehigh Valley area of eastern Pennsylvania and in Princeton, New Jersey, and increased the number of commercial bankers in its Baltimore office. These expansion activities contributed to the year-over-year and linked-quarter growth in commercial loan balances.

COMMERCIAL LOANS (in millions, on average)         2007 Q1    2006 Q4    2006 Q1
------------------------------------------        --------   --------   --------
Commercial, industrial, and agricultural loans    $2,466.2   $2,430.5   $2,448.1
Commercial real estate/construction (CRE) loans   $1,669.8   $1,634.9   $1,322.0
Commercial mortgage loans                         $1,339.9   $1,281.4   $1,229.8
Total commercial loans                            $5,475.9   $5,346.8   $4,999.9

% of commercial loans from Delaware market              70%        70%        70%
% of commercial loans from Pennsylvania market          29%        29%        29%
% of commercial loans from other markets                 1%         1%         1%

Commercial, industrial, and agricultural loan balances were higher on an average-balance basis due to demand for working capital and inventory financing in a variety of industry sectors in eastern Pennsylvania, central New Jersey, and southern Delaware.

Of the commercial real estate/construction (CRE) loans booked during the 2007 first quarter, approximately 72% were for single-family tract homes in eastern Pennsylvania, throughout Delaware, and on Maryland's Eastern Shore. The rest were for a variety of retail and professional office projects.

Increases in CRE loans in Delaware resulted from the continued growth in population and housing demand. For the 12 months ended July 2006, Delaware was the 15th fastest growing state in the United States, and Delaware's growth rate was more than double that of any other state in the northeast (according to the U.S. Census Bureau).

Most of the first quarter increase in CRE loans in Delaware was split evenly between Kent and Sussex Counties, which is where most of the population growth is occurring. This is spurring demand for retail and other services, and Approximately 44% of the CRE loans booked in Delaware during the first quarter were for retail and other service-related projects.

In the commercial mortgage portfolio, loans booked during the 2007 first quarter were for a variety of professional office, industrial, retail, and hotel properties throughout the Regional

Banking geographic footprint. Approximately 36% of the first quarter increase in commercial mortgage balances was for projects in Delaware; approximately 29% was for projects in Maryland; and approximately 13% was for projects in New Jersey; approximately 11% was for projects in Pennsylvania; approximately 11% was for a Delaware-based client's project in Virginia; approximately 11% was for projects in Pennsylvania; and approximately 11% was for a Delaware-based client's project in Virginia.

RETAIL LOANS

Consumer lending continued to drive the growth in total retail loan balances. The two main contributors to the increase in consumer loans were indirect loans and the category recorded as "other" consumer loans, which includes home equity loans. Consumer preference for fixed-rate loans caused an increase in home equity loan balances and accounted for the decrease in home equity lines of credit, most of which have floating rates.

CONSUMER LOANS (in millions, on average)        2007 Q1    2006 Q4    2006 Q1
----------------------------------------       --------   --------   --------
Home equity lines of credit                    $  309.5   $  318.9   $  325.1
Indirect loans                                 $  687.2   $  676.1   $  646.8
Credit card loans                              $   63.6   $   62.6   $   59.6
Other consumer loans                           $  452.0   $  438.5   $  392.4
Total consumer loans                           $1,512.3   $1,496.1   $1,423.9

% of consumer loans from Delaware market             77%        78%        81%
% of consumer loans from Pennsylvania market          7%         7%         6%
% of consumer loans from other markets               16%        15%        13%

The increases in indirect loan balances were due mainly to higher volumes of loans for late-model used cars, which the company provides through automobile dealers. Activity in Maryland, New Jersey, and Pennsylvania contributed to the growth.

Residential mortgage balances were higher than for prior periods because prepayment and refinancing volumes declined and because originations of mortgages that qualify as low income mortgages under the Community Reinvestment Act (CRA) increased. These increases corresponded with housing growth in CRA-eligible communities in Delaware. The company retains its CRA mortgage production but sells most other newly originated residential mortgages into the secondary market and does not record those loans on its balance sheet.

RESIDENTIAL MORTGAGES                2007 Q1   2006 Q4   2006 Q1
---------------------                -------   -------   -------
Balances (in millions, on average)    $542.1    $524.8    $463.3
Origination volumes (in millions)     $ 54.7    $ 52.2    $ 46.8
Origination units                        225       244       201

FIXED VS. FLOATING RATES                      AT 3/31/07   AT 12/31/06   AT 3/31/06
------------------------                      ----------   -----------   ----------
Percent of fixed-rate residential mortgages       77%          75%           76%

At March 31, 2007, Wilmington Trust's residential mortgage delinquency rate was 15 basis points below the U.S. national average and compared favorably with other metropolitan areas. The following table compares first quarter 2007 delinquency rates with rates from the fourth quarter of 2005, when delinquencies were at their most recent low, as reported by The Wall Street Journal on April 11, 2007.

RESIDENTIAL MORTGAGE DELINQUENCY RATES             2007 Q1   2005 Q4
--------------------------------------             -------   -------
Wilmington Trust                                    2.72%     4.25%
Wilmington/Maryland/New Jersey metropolitan area    3.42%     2.10%
United States                                       2.87%     2.03%

Wilmington Trust does not engage in subprime lending and there are no subprime loans in the residential mortgage portfolio.

CORE DEPOSITS

The categories of core deposits that increased were savings deposits and certificates of deposit (CDs) of less than $100,000. Rate promotions offered in 2006 accounted for much of the 8% year-over-year increase in CD balances, on average.

CORE DEPOSITS (in millions, on average)    2007 Q1    2006 Q4    2006 Q1
---------------------------------------   --------   --------   --------
Noninterest-bearing demand                $  749.1   $  793.6   $  763.5
Savings                                      365.3      294.7      326.0
Interest-bearing demand                    2,250.4    2,304.8    2,346.8
CDs < $100,000                             1,012.9    1,009.3      938.6
Local CDs > or = $100,000                    457.7      535.8      463.3
Total core deposits                       $4,835.4   $4,938.2   $4,838.2

From Delaware clients                           93%        94%        94%
From Pennsylvania clients                        5%         5%         5%
From other markets                               2%         1%         1%

Balances recorded as local CDs $100,000 and over (local CDs) are included in core deposits because these CDs reflect client deposits, not wholesale or brokered deposits. Most local CDs are from commercial banking clients in the Delaware Valley and local municipalities, which frequently use these CDs to generate returns on their excess cash.

LOCAL CDS > or = $100,000 BY CLIENT CATEGORY   AT 3/31/07   AT 12/31/06   AT 3/31/06
--------------------------------------------   ----------   -----------   ----------
Consumer banking clients                           75%          74%           70%
DE commercial banking clients                       8%          11%           13%
PA commercial banking clients                       7%           8%            1%
Wealth Advisory Services clients                   10%           7%           16%
Corporate Client Services clients                  --           --            --

Savings deposits rose 35% between December 31, 2006, and March 31, 2007, due largely to the success of the high-interest savings account available through WTDirect, the Internet-only delivery channel introduced in November 2006. As of April 20, 2007, the annual percentage yield on this account was 5.26% for depositors who maintain average daily balances of at least $10,000.

FUNDING

Core deposits continued to be the company's primary source of funding.

SOURCES OF FUNDING (ON AVERAGE)   2007 Q1   2006 Q4   2006 Q1
-------------------------------   -------   -------   -------
Core deposits                        52%       53%       56%
National funding                     34%       34%       31%
Short-term borrowings                14%       13%       13%
Loan-to-deposit ratio              1.01%     0.98%     0.99%

The company augments core deposits with national funding because the Regional Banking business makes loans in a four-state region but gathers deposits primarily in Delaware. Purchasing national funds is a cost-effective way to add deposits without building and operating a large-scale expansion of the branch office network outside Delaware. The repricing characteristics of national funding are matched closely with the repricing characteristics of floating rate loans, as shown in the net interest margin discussion in this release.

During the 2006 fourth quarter, the company diversified its funding sources by launching WTDirect and adding national money market deposits. Previously included in interest-bearing demand deposit balances, national money market deposits now are reported separately. Fourth quarter 2006 deposit balances were adjusted to reflect this change.

CREDIT QUALITY

Credit quality remained stable, with the net charge-off ratio at the low end of historical levels. Since 1996, the annualized net charge-off ratio has ranged from a low of 14 basis points for 2005 to a high of 44 basis points for 2000. The $3.3 million charged off during the 2007 first quarter included a combination of commercial and consumer loans, but none was a commercial construction/real estate or commercial mortgage loan.

At the end of the 2007 first quarter, 97% of loans outstanding had pass ratings in the internal risk rating analysis. The percentage of pass-rated loans has been 97% or higher for six consecutive quarters.

CREDIT QUALITY (dollars in millions)                              2007 Q1   2006 Q4   2006 Q1
------------------------------------                              -------   -------   -------
Net charge-offs (in millions)                                       $3.3      $5.9      $1.8
Net charge-off ratio (basis points)                                4 bps     7 bps     2 bps

                                                        AT 3/31/07   AT 12/31/06   AT 3/31/06
                                                        ----------   -----------   ----------
Nonaccruing loans                                         $  23.1      $  31.0       $  35.5
Other real estate owned (OREO)                            $   4.8      $   4.8       $   0.2
Renegotiated loans                                        $   4.8           --       $   4.9
Loans past due 90 days                                    $   7.3      $   5.8       $  10.1

Ratio of nonperforming assets to loans (basis points)      40 bps       44 bps        54 bps

Nonaccruing loans declined as some returned to accruing status and others were paid in full. Multiple projects in Delaware, Maryland, and Pennsylvania accounted for the linked-quarter increase in loans past due 90 days.

Other real estate owned (OREO) remained unchanged from the second quarter of 2006, when a parcel of agricultural land in New Jersey was transferred to OREO from nonaccruing status.

The amount recorded as renegotiated loans consisted of one personal loan to a commercial banking client in New Jersey.

Changes in the provision and reserve for loan losses reflected management's assessment of risk in light of loan growth; the internal risk rating analysis; the levels of net charge-offs, loan recoveries, and loan repayments; the stability of the regional economy; and regulatory guidelines.

PROVISION FOR LOAN LOSSES                            2007 Q1   2006 Q4   2006 Q1
-------------------------                            -------   -------   -------
Provision for loan losses (in millions)                $3.6      $6.5      $4.0

RESERVE FOR LOAN LOSSES                    AT 3/31/07   AT 12/31/06   AT 3/31/06
-----------------------                    ----------   -----------   ----------
Reserve for loan losses (in millions)        $94.5         $94.2         $93.6
Loan loss reserve ratio                       1.17%         1.16%         1.24%

NET INTEREST MARGIN

The net interest margin was 3.67%, the same as for the 2006 fourth quarter, as there were no changes in short-term market interest rates and the yield on earning assets matched the rate on funds used to support earning assets.

The market interest rate environment was considerably different in the year-ago first quarter and for much of 2006. The Federal Open Market Committee raised short-term interest rates four times between January and June 2006 for a total of 100 basis points. After those increases, most of the company's floating rate loans had repriced by August, but deposits continued to reprice throughout the second half of 2006. The resulting lag between loan and deposit repricing was the main cause of the 15-basis-point decline in the margin from the year-ago first quarter. The table below illustrates the change in the pace of repricing.

                                                            2007 Q1       2007 Q1
CHANGES IN YIELDS AND RATES (in basis points)             VS. 2006 Q4   VS. 2006 Q1
---------------------------------------------             -----------   -----------
Change in yield on total earning assets                      3 bps         57 bps
Change in rate on total funds to support earning assets      3 bps         72 bps

Savings deposit rates were considerably higher than for prior periods because they include the high-rate savings account available through WTDirect. The average rate on this account for the 2007 first quarter was 4.93%. Clients must maintain an average daily balance of at least $10,000 to obtain the highest WTDirect rate.

The margin reflected the company's interest rate risk management strategy of using national funding with maturations that match the repricing characteristics of floating rate loans, as shown in the table below.

AS A PERCENTAGE OF TOTAL BALANCES                  AT 3/31/07   AT 12/31/06   AT 3/31/06
---------------------------------                  ----------   -----------   ----------
Loans outstanding with floating rates                  73%           74%          77%
Commercial floating rate loans repricing
   in < or = 30 days                                   93%           93%          81%
Commercial loans tied to a prime rate                  61%           61%          58%
Commercial loans tied to the 30-day LIBOR              34%           35%          34%

National CDs maturing in < or = 90 days                77%           55%          77%
Short-term borrowings maturing in < or = 90 days       95%           92%          87%

The percentage of national CDs maturing in 90 days or less decreased over the last nine months of 2006 due to changes in the yield curve. With little difference between 90-day rates and longer-term rates, the company opted to purchase instruments with longer terms.

Effective January 1, 2007, the company changed the way it calculates the quarterly net interest margin to a day-weighted methodology more in line with industry standards. The new methodology calculates the margin by dividing tax-adjusted net interest income by the number of days in the quarter, multiplied by 365, and then divided by average earning assets for the quarter. Prior periods have been adjusted to reflect this change.

                                                    2007              2006
                                                    ----   -------------------------
NET INTEREST MARGIN                                  Q1     Q4     Q3     Q2     Q1
-------------------                                 ----   ----   ----   ----   ----
Previously reported                                  n/a   3.65%  3.83%  3.80%  3.77%
Adjusted for new methodology                        3.67%  3.67%  3.85%  3.84%  3.82%

Under the old methodology, the margin for the 2007 first quarter would have been 3.62%.

THE WEALTH ADVISORY SERVICES BUSINESS

Wealth Advisory Services (WAS) revenue was 11% higher than for the year-ago first quarter mainly because of strong growth in trust and investment advisory revenue and fees for other services. The Maryland market recorded a 74% increase in sales year over year. Compared to the 2006 fourth quarter, sales from the New York market rose 22% and sales from the California market rose 11%.

WEALTH ADVISORY SERVICES REVENUE (in millions)   2007 Q1   2006 Q4   2006 Q1
----------------------------------------------   -------   -------   -------
Trust and investment advisory services            $36.9     $36.1     $34.2
Mutual fund fees                                  $ 5.1     $ 5.1     $ 4.7
Planning and other services                       $ 9.5     $10.1     $ 7.4
Total Wealth Advisory Services revenue            $51.5     $51.3     $46.3

Revenue from trust and investment advisory services rose 8% from the year-ago first quarter and 2% on a linked-quarter basis. In comparison, the S&P 500 Index, which management considers a good proxy for the equity investments in client accounts, increased 10% year over year and 1% during the 2007 first quarter. Fees for trust and investment advisory services are based on the valuations of assets in client accounts. For the 2007 first quarter, approximately 48% of client assets were invested in traditional equities and approximately 27% were invested in fixed income securities.

The 28% year-over-year growth in revenue from planning and other services was due in large part to the substantial expansion of family office services that began in June 2006. As part of this expansion, WAS opened new offices in Princeton, New Jersey, and Stamford, Connecticut, and added staff with expertise in structuring family offices as legal entities and in developing strategies for executive compensation and inherited wealth. These initiatives complemented the services for sports and entertainment industry professionals offered by the company's Beverly Hills-based subsidiary, Grant Tani Barash & Altman, and positioned Wilmington Trust among the largest full-service family office practices in the industry.

Fees for planning and other services are based on the nature and complexity of the service provided, not on asset valuations. In some cases, these fees are based on the client's annual income.

THE CORPORATE CLIENT SERVICES BUSINESS

Corporate Client Services (CCS) revenue was 18% higher than for the year-ago first quarter, as all components of the business recorded year-over-year increases. First quarter sales exceeded $5 million for the first time and were 31% higher than for the year-ago first quarter.

CORPORATE CLIENT SERVICES REVENUE (in millions)   2007 Q1   2006 Q4   2006 Q1
-----------------------------------------------   -------   -------   -------
Capital markets services                           $10.2     $10.4     $ 9.1
Entity management services                         $ 7.1     $ 7.1     $ 6.5
Retirement services                                $ 3.4     $ 2.9     $ 2.7
Investment/cash management services                $ 3.3     $ 3.0     $ 2.1
Total Corporate Client Services revenue            $24.0     $23.4     $20.4

The 12% increase in capital markets revenue reflected strong demand for services that support trust-preferred securities, collateral trust and default administration, defeasance of commercial mortgage-backed securitizations, and tender option bonds. Sales of capital markets services were 27% higher than for the year-ago first quarter.

The slight linked-quarter decline in capital markets revenue reflected the fact that demand for these services is typically stronger in the fourth quarter than in any other quarter. The decline also was due to a slowdown in the U.S. housing market that began in the second quarter of 2006 and reduced demand for asset-backed securitizations (ABS) in which real estate is the underlying collateral.

Some of the real estate-backed securitizations for which CCS provides trust and administrative services hold a blend of prime and subprime residential mortgages. Prevailing concerns about the subprime market have little, if any, effect on CCS because the corresponding fees are based on services provided regardless of the underlying collateral. Securitizations backed by

U.S. residential mortgages accounted for approximately 6% of total CCS revenue for the 2007 first quarter.

The 9% year-over-year increase in entity management revenue resulted from expansion in and continued demand from European markets, especially for administrative and corporate governance services for structured finance transactions in Ireland, the United Kingdom, and Germany. CCS opened an office in Frankfurt, Germany, in August 2006 following passage of the German True Sale Initiative, which facilitates ABS transactions in that country. The May 2006 acquisition of a corporate services business in the Cayman Islands also contributed to the revenue growth. On a linked-quarter basis, entity management revenue was flat due to seasonality in non-U.S. business.

Market appreciation, additional retirement plan contributions, and demand for executive compensation plan trusts accounted for the increases in retirement services revenue. Approximately $300,000 of 2007 first quarter retirement services revenue was associated with paying agent services for plan distributions and is not expected to occur again in 2007.

More proactive marketing generated the increases in CCS investment and cash management revenue. Approximately 43% of this revenue was tied to the valuations of domestic fixed income instruments and reflected the use of the company's expertise in fixed income management on behalf of CCS clients. The remaining investment and cash management revenue was based on money market mutual fund balances.

AFFILIATE MONEY MANAGERS

Assets under management at value-style manager Cramer Rosenthal McGlynn reached $11.20 billion, another record high. This was $600 million more than at the end of December 2006 and $1.50 billion more than at the end of the year-ago first quarter. These increases, which were due mainly to new business inflows, generated an 18% increase in first quarter revenue from CRM. On a linked-quarter basis, revenue from CRM declined because hedge fund performance fees were lower and compensation and benefits costs were higher, which is typical for the first quarter.

AFFILIATE MANAGER REVENUE (in millions)           2007 Q1   2006 Q4   2006 Q1
---------------------------------------           -------   -------   -------
Cramer Rosenthal McGlynn                            $4.7      $5.3      $4.0
Roxbury Capital Management                          $0.1      $0.1      $0.9
Total revenue from affiliates                       $4.8      $5.4      $4.9

ASSETS UNDER MANAGEMENT (in millions)   AT 3/31/07   AT 12/31/06   AT 3/31/06
-------------------------------------   ----------   -----------   ----------
Cramer Rosenthal McGlynn                 $11,215.7    $10,623.8     $9,733.9
Roxbury Capital Management               $ 3,121.6    $ 3,138.1     $3,515.7

At growth-style manager Roxbury Capital Management (RCM), managed asset levels and revenue declined from the year-ago first quarter because RCM terminated its micro-cap and fixed income products during the second half of 2006. Revenue from RCM was flat on a linked-quarter basis as it continued to record expenses related to the fund terminations.

ADJUSTMENTS TO WILMINGTON TRUST ASSETS UNDER MANAGEMENT

Effective January 1, 2007, amounts of assets under management at Wilmington Trust (excluding the affiliate money managers) were adjusted to include approximately $2 billion of institutional and individual client assets not held in trust accounts. Prior periods were changed to reflect this adjustment. Assets under administration include assets under management.

CLIENT ASSETS AT WILMINGTON TRUST
(in billions)                       3/31/07   12/31/06   9/30/06   6/30/06   3/31/06
---------------------------------   -------   --------   -------   -------   -------
Assets under management
   Previously reported                  n/a    $ 29.0     $ 27.2    $ 26.4    $ 27.2
   Adjusted amount                   $ 31.8    $ 31.3     $ 29.1    $ 28.3    $ 29.2

Assets under administration
   Previously reported                  n/a    $105.3     $100.5    $100.7    $102.1
   Adjusted amount                   $112.1    $107.5     $102.4    $102.7    $104.0

NONINTEREST EXPENSES

Staffing-related costs continued to account for the majority of noninterest expenses.

EXPENSES (dollars in millions)       2007 Q1   2006 Q4   2006 Q1
------------------------------       -------   -------   -------
Full-time-equivalent staff members     2,579     2,562     2,475

Salaries and wages                    $ 41.8    $ 40.3    $ 36.9

Stock option expense                  $  3.1    $  2.2    $  2.2
Total incentives and bonuses          $ 14.0    $ 10.3    $ 10.3

Total staffing-related expenses       $ 70.4    $ 62.0    $ 60.7

Total noninterest expenses            $110.5    $104.9    $ 97.5

Noninterest expenses increased because expansion investments made throughout 2006 raised staffing- and occupancy-related costs. During the 12 months ended March 31, 2007, these investments added 104 staff members and included:

- The Wealth Advisory Services expansion in June 2006 of family office services, which added 34 staff members and one new office;

- New commercial banking and wealth management offices in Pennsylvania and New Jersey and staff additions throughout the Regional Banking footprint;

- European expansion and the addition of new product capabilities in the second half of 2006 in the Corporate Client Services business; and

- The November 2006 launch of WTDirect, the company's Internet-only outlet, which accounted for most of the year-over-year increase in advertising costs.

Most of the full-time-equivalent staff members added during the first three months of 2007 were in Regional Banking in the Delaware branch office network.

Employment benefits expense and incentives and bonuses were the main causes of the increase in noninterest expenses from the fourth quarter of 2006. Approximately $3 million of the linked-quarter increase in employment benefits expense was for payroll tax payments and 401(k) plan contributions that reset at the start of each year.

Incentives and bonuses were higher, in part, because sales volumes increased. In addition, incentives and bonuses for the 2007 first quarter included approximately $2 million of expense that is not expected to occur again in 2007. Approximately $1 million of this amount was for restricted stock grants issued to retirement-eligible staff. Because restricted stock awards fully vest upon retirement, U.S. generally accepted accounting principles require the company to recognize the full expense of these grants when they are awarded, instead of amortizing the expense over the vesting period.

In other categories of expenses:

- The timing of maintenance contract billing accounted for most of the linked-quarter decrease in furniture, equipment, and supplies expense.

- Amounts recorded as subadvisor expense vary according to the mix of investments in client portfolios among fixed income and equity instruments, active and passive funds, and domestic and international securities.

- Higher legal fees as well as costs associated with credit and debit cards were the main causes of the increases in other expense.

The amount recorded as minority interest for the 2007 first quarter included an adjustment of approximately $500,000 associated with Wilmington Trust Conduit Services, the subsidiary that was formed in the fall of 2006 to provide administrative services for collateralized debt obligations. Absent this amount, minority interest for the quarter would have been approximately $100,000, which is what management anticipates for each of the remaining quarters in 2007.

SHARE REPURCHASES

During the 2007 first quarter, the company repurchased 47,291 shares of its stock at a total cost of $2.0 million and an average price per share of $42.52. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 1,398,532, leaving 6,601,468 shares available for repurchase.

OUTLOOK FOR 2007

Commenting on the outlook for the remainder of 2007, Cecala said:

- "The economy in our Regional Banking footprint is healthy and stable. Although we are seeing a slight slowing in the pace of growth in the commercial real estate/construction portfolio, we expect to offset that with loan growth from our commercial banking expansion in eastern Pennsylvania, New Jersey, and Maryland.

- "As you can see from our savings account balances, the Internet-only high interest savings account we are offering through WTDirect has proven to be a successful new source of cost-effective funding. Since we make commercial loans in four states but gather core deposits mainly in Delaware, we will continue to pursue other ways to add core deposits efficiently, without incurring the costs of a large-scale expansion of our branch office network, and reduce our use of national funding.

- "We see nothing on the horizon to suggest a change in credit quality. The net charge-off ratio remains at a historically low level and 97% of loans outstanding have pass ratings in the internal risk rating analysis.

- "The net interest margin has stabilized. Unless the Federal Reserve changes short-term rates, we would not expect to see the margin decline.

- "We expect year-over-year growth in Corporate Client Services and Wealth Advisory Services to be on pace with what we saw for the first quarter.

- "Noninterest expenses should be in the $108 to $109 million range for each of the remaining quarters in 2007. The expansion investments we made in 2006 came on line throughout the second half of the year and weren't fully evident until the fourth quarter.

- "Total staffing-related costs should be lower for the second, third, and fourth quarters than they were for the first quarter. Payroll taxes and the company 401(k) plan matching costs will decline progressively as they reach their limits. In addition, first quarter incentives and bonuses included approximately $2 million of payments we do not expect to repeat in 2007."

CONFERENCE CALL

Management will discuss the 2007 first quarter results and outlook for the future in a conference call today at 10:00 a.m. (EDT). Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com. To access the call from within the United States, dial
(888) 868-9083 and enter PIN 8563843. From outside the United States, dial (973) 935-8512 and enter PIN 8563843.

A rebroadcast of the call will be available from 12:30 p.m. (EDT) today until 5:00 p.m. (EDT) on Friday, April 27, by calling (877) 519-4471 inside the United States or (973) 341-3080 from outside the United States. Use PIN 8563843 to access the rebroadcast.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that reflect our current expectations about our future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Factors that could affect our future financial results include, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; increased competition in our businesses; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management; unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions; and economic uncertainty created by unrest in other parts of the world.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the Delaware Valley region, Wealth Advisory Services for high-net-worth clients in 36 countries, and Corporate Client Services for institutional clients in 86 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, and Frankfurt. For more information, visit www.wilmingtontrust.com.

CONTACTS

Investors and analysts:                 News media:
Ellen J. Roberts                        Bill Benintende
Investor Relations                      Public Relations
(302) 651-8069                          (302) 651-8268
eroberts@wilmingtontrust.com            wbenintende@wilmingtontrust.com

# # #

                                EARNINGS RELEASE

                                   EXHIBIT 99

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                                   HIGHLIGHTS

                                                      Three Months Ended
                                                -----------------------------
                                                 Mar. 31,   Mar. 31,      %
                                                   2007       2006     Change
-----------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $    90.9   $   87.3     4.1
Provision for loan losses                            (3.6)      (4.0)  (10.0)
Noninterest income                                   91.4       82.7    10.5
Noninterest expense                                 110.5       97.5    13.3
Net income                                           43.0       44.1    (2.5)

PER SHARE DATA
Basic net income                                $    0.63   $   0.65    (3.1)
Diluted net income                                   0.62       0.64    (3.1)
Dividends paid                                      0.315       0.30     5.0
Book value at period end                            15.90      15.30     3.9
Closing price at period end                         42.17      43.35    (2.7)
Market range:
   High                                             44.55      44.80    (0.6)
   Low                                              39.74      38.54     3.1

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                              68,525     68,070     0.7
Diluted                                            69,653     69,434     0.3

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $ 2,005.8   $1,878.9     6.8
Loans                                             8,072.0    7,445.3     8.4
Earning assets                                   10,135.1    9,341.7     8.5
Core deposits                                     4,835.4    4,838.2    (0.1)
Stockholders' equity                              1,062.2    1,026.4     3.5

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity              16.42%     17.42%   (5.7)
Return on average assets                             1.59%      1.76%   (9.7)
Net interest margin (taxable equivalent)             3.67%      3.82%   (3.9)
Dividend payout ratio                               50.00%     46.26%    8.1
Full-time equivalent headcount                      2,579      2,475     4.2

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                           QUARTERLY INCOME STATEMENT

                                                                             Three Months Ended
                                                  -----------------------------------------------------------------------
                                                                                                          % Change From:
                                                                                                          ---------------
                                                  Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,    Prior    Prior
(In millions)                                       2007       2006        2006       2006       2006     Quarter    Year
-------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                                 $180.0     $182.0     $175.0      $165.0     $152.8      (1.1)    17.8
   Interest expense                                  89.1       89.6       82.0        74.6       65.5      (0.6)    36.0
------------------------------------------------------------------------------------------------------
      Net interest income                            90.9       92.4       93.0        90.4       87.3      (1.6)     4.1
   Provision for loan losses                         (3.6)      (6.5)      (6.6)       (4.2)      (4.0)    (44.6)   (10.0)
------------------------------------------------------------------------------------------------------
      Net interest income after provision
         for loan losses                             87.3       85.9       86.4        86.2       83.3       1.6      4.8
                                                   ---------------------------------------------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees          36.9       36.1       33.0        33.1       34.2       2.2      7.9
         Mutual fund fees                             5.1        5.1        5.3         5.0        4.7        --      8.5
         Planning and other services                  9.5       10.1        8.8         8.9        7.4      (5.9)    28.4
------------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services           51.5       51.3       47.1        47.0       46.3       0.4     11.2
                                                   ---------------------------------------------------
      Corporate Client Services
         Capital markets services                    10.2       10.4        8.7         8.8        9.1      (1.9)    12.1
         Entity management services                   7.1        7.1        6.8         6.6        6.5        --      9.2
         Retirement services                          3.4        2.9        2.9         2.9        2.7      17.2     25.9
         Investment/cash management
            services                                  3.3        3.0        2.7         2.5        2.1      10.0     57.1
------------------------------------------------------------------------------------------------------
            Total Corporate Client Services          24.0       23.4       21.1        20.8       20.4       2.6     17.6
                                                   ---------------------------------------------------
      Cramer Rosenthal McGlynn                        4.7        5.3        4.6         5.5        4.0     (11.3)    17.5
      Roxbury Capital Management                      0.1        0.1         --         0.3        0.9        --    (88.9)
------------------------------------------------------------------------------------------------------
         Advisory fees                               80.3       80.1       72.8        73.6       71.6       0.2     12.2
      Amortization of affiliate intangibles          (1.1)      (1.1)      (1.1)       (1.0)      (1.0)       --     10.0
------------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate intangibles                 79.2       79.0       71.7        72.6       70.6       0.3     12.2
                                                   ---------------------------------------------------
   Service charges on deposit accounts                6.8        7.1        7.3         7.0        6.9      (4.2)    (1.4)
   Other noninterest income                           5.4        6.2        5.5         6.8        5.2     (12.9)     3.8
   Securities gains/(losses)                           --        0.2        0.1        (0.1)        --    (100.0)      --
------------------------------------------------------------------------------------------------------
         Total noninterest income                    91.4       92.5       84.6        86.3       82.7      (1.2)    10.5
                                                   ---------------------------------------------------
         Net interest and noninterest income        178.7      178.4      171.0       172.5      166.0       0.2      7.7
                                                   ---------------------------------------------------
NONINTEREST EXPENSE
   Salaries and wages                                41.8       40.3       39.5        37.8       36.9       3.7     13.3
   Incentives and bonuses                            14.0       10.3        8.9        10.3       10.3      35.9     35.9
   Employment benefits                               14.6       11.4       11.4        11.9       13.5      28.1      8.1
   Net occupancy                                      6.8        6.7        6.7         6.3        5.9       1.5     15.3
   Furniture, equipment, and supplies                 9.7       10.3        9.2         9.9        9.0      (5.8)     7.8
   Other noninterest expense:
      Advertising and contributions                   2.7        3.2        2.2         2.1        1.9     (15.6)    42.1
      Servicing and consulting fees                   2.4        2.9        2.8         2.4        2.3     (17.2)     4.3
      Subadvisor expense                              2.5        2.3        2.7         2.9        2.8       8.7    (10.7)
      Travel, entertainment, and training             2.2        3.4        2.5         2.3        2.2     (35.3)      --
      Originating and processing fees                 2.5        3.1        2.8         2.4        2.8     (19.4)   (10.7)
      Other expense                                  11.3       11.0        9.9        10.0        9.9       2.7     14.1
------------------------------------------------------------------------------------------------------
            Total other noninterest expense          23.6       25.9       22.9        22.1       21.9      (8.9)     7.8
                                                   ---------------------------------------------------
            Total noninterest expense before
               impairment                           110.5      104.9       98.6        98.3       97.5       5.3     13.3
      Impairment write-down                            --         --       72.3          --         --        --       --
                                                   ---------------------------------------------------
            Total noninterest expense               110.5      104.9      170.9        98.3       97.5       5.3     13.3
                                                   ---------------------------------------------------
      Income before income taxes and
          minority interest                          68.2       73.5        0.1        74.2       68.5      (7.2)    (0.4)
Applicable income taxes                              24.6       26.3       (5.0)       27.2       24.3      (6.5)     1.2
------------------------------------------------------------------------------------------------------
      Net income before minority interest            43.6       47.2        5.1        47.0       44.2      (7.6)    (1.4)
Minority interest                                     0.6       (0.3)      (0.1)        0.1        0.1        --    500.0
------------------------------------------------------------------------------------------------------
      Net income                                   $ 43.0     $ 47.5     $  5.2      $ 46.9     $ 44.1      (9.5)    (2.5)
                                                   ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                             STATEMENT OF CONDITION

                                                                                                        % Change From
                                                                                                       ---------------
                                                 Mar. 31,   Dec. 31,  Sept. 30,   June 30,   Mar. 31,   Prior    Prior
(In millions)                                      2007       2006       2006       2006       2006    Quarter   Year
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                         $   222.2  $   249.7  $   268.4  $   258.5  $   219.2   (11.0)     1.4
                                                -----------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell              68.9       68.9       38.4       66.7       44.9      --     53.5
                                                -----------------------------------------------------
Investment securities:
   U.S. Treasury                                    102.5      125.2      230.8      181.4      136.8   (18.1)   (25.1)
   Government agencies                              743.9      807.1      533.0      416.5      394.5    (7.8)    88.6
   Obligations of state and political
      subdivisions                                    9.1        9.5        9.4       10.4       10.5    (4.2)   (13.3)
   Preferred stock                                   74.2       90.5       91.0       88.1       90.2   (18.0)   (17.7)
   Mortgage-backed securities                       656.2      689.5      726.8      751.0      806.4    (4.8)   (18.6)
   Other securities                                 391.5      392.8      391.3      389.8      401.9    (0.3)    (2.6)
-----------------------------------------------------------------------------------------------------
         Total investment securities              1,977.4    2,114.6    1,982.3    1,837.2    1,840.3    (6.5)     7.4
                                                -----------------------------------------------------
Loans:
   Commercial, financial, and agricultural        2,455.2    2,533.5    2,378.1    2,445.5    2,445.9    (3.1)     0.4
   Real estate - construction                     1,665.5    1,663.9    1,610.9    1,574.3    1,411.9     0.1     18.0
   Mortgage - commercial                          1,378.3    1,296.1    1,254.5    1,222.8    1,245.4     6.3     10.7
-----------------------------------------------------------------------------------------------------
         Total commercial loans                   5,499.0    5,493.5    5,243.5    5,242.6    5,103.2     0.1      7.8
                                                -----------------------------------------------------
   Mortgage - residential                           553.5      536.9      518.7      503.0      473.4     3.1     16.9
   Consumer                                       1,503.9    1,517.0    1,489.7    1,452.4    1,408.5    (0.9)     6.8
   Secured with liquid collateral                   532.0      547.5      528.3      557.2      553.9    (2.8)    (4.0)
-----------------------------------------------------------------------------------------------------
         Total retail loans                       2,589.4    2,601.4    2,536.7    2,512.6    2,435.8    (0.5)     6.3
                                                -----------------------------------------------------
         Total loans net of unearned income       8,088.4    8,094.9    7,780.2    7,755.2    7,539.0    (0.1)     7.3
Reserve for loan losses                             (94.5)     (94.2)     (93.6)     (94.3)     (93.6)    0.3      1.0
-----------------------------------------------------------------------------------------------------
         Net loans                                7,993.9    8,000.7    7,686.6    7,660.9    7,445.4    (0.1)     7.4
                                                -----------------------------------------------------
Premises and equipment                              148.8      150.3      151.6      151.2      148.7    (1.0)     0.1
Goodwill                                            291.5      291.4      291.1      363.0      348.5      --    (16.4)
Other intangibles                                    34.2       35.4       38.8       38.9       35.0    (3.4)    (2.3)
Other assets                                        254.0      246.0      251.9      236.9      200.2     3.3     26.9
-----------------------------------------------------------------------------------------------------
         Total assets                           $10,990.9  $11,157.0  $10,709.1  $10,613.3  $10,282.2    (1.5)     6.9
                                                =====================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                   $   792.0  $   913.6  $   861.3  $   813.8  $   830.2   (13.3)    (4.6)
   Interest-bearing:
      Savings                                       422.7      313.8      292.5      313.1      328.0    34.7     28.9
      Interest-bearing demand                     2,336.1    2,417.5    2,417.5    2,355.9    2,352.1    (3.4)    (0.7)
      Certificates under $100,000                 1,014.2    1,012.6      995.5      991.1      960.4     0.2      5.6
      Local certificates $100,000 and over          447.6      474.4      574.7      550.6      513.3    (5.6)   (12.8)
-----------------------------------------------------------------------------------------------------
         Total core deposits                      5,012.6    5,131.9    5,141.5    5,024.5    4,984.0    (2.3)     0.6
      National money market deposits                142.5      143.1         --         --         --    (0.4)      --
      National certificates $100,000 and over     2,970.6    3,054.1    2,742.7    2,760.6    2,707.2    (2.7)     9.7
-----------------------------------------------------------------------------------------------------
         Total deposits                           8,125.7    8,329.1    7,884.2    7,785.1    7,691.2    (2.4)     5.6
                                                -----------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase              1,153.5    1,145.8    1,161.7    1,160.0      984.2     0.7     17.2
   U.S. Treasury demand                                --       13.0        7.0       24.5        0.6  (100.0)  (100.0)
-----------------------------------------------------------------------------------------------------
         Total short-term borrowings              1,153.5    1,158.8    1,168.7    1,184.5      984.8    (0.5)    17.1
                                                -----------------------------------------------------
Other liabilities                                   229.8      221.3      196.4      183.1      169.4     3.8     35.7
Long-term debt                                      389.5      388.5      395.2      393.4      393.2     0.3     (0.9)
-----------------------------------------------------------------------------------------------------
         Total liabilities                        9,898.5   10,097.7    9,644.5    9,546.1    9,238.6    (2.0)     7.1
                                                -----------------------------------------------------
Minority interest                                     0.2         --        0.3        0.3        0.3      --    (33.3)
Stockholders' equity                              1,092.2    1,059.3    1,064.3    1,066.9    1,043.3     3.1      4.7
-----------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                              $10,990.9  $11,157.0  $10,709.1  $10,613.3  $10,282.2    (1.5)     6.9
                                                =====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                         AVERAGE STATEMENT OF CONDITION


                                                                                                        % Change From
                                                   2007       2006       2006       2006       2006    ---------------
                                                  First      Fourth     Third      Second     First     Prior    Prior
(In millions)                                    Quarter    Quarter    Quarter    Quarter    Quarter   Quarter   Year
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                         $   213.9  $   218.2  $   206.9  $   209.3  $   208.0    (2.0)    2.8
                                                -----------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell              57.3      144.8       28.8       18.8       17.5   (60.4)  227.4
                                                -----------------------------------------------------
Investment securities:
   U.S. Treasury                                    123.6      177.4      157.0      146.7      144.6   (30.3)  (14.5)
   Government agencies                              728.9      642.1      475.9      394.1      400.8    13.5    81.9
   Obligations of state and political
      subdivisions                                    9.1        9.4        9.6       10.5       10.5    (3.2)  (13.3)
   Preferred stock                                   85.1       90.7       89.4       89.2       91.4    (6.2)   (6.9)
   Mortgage-backed securities                       668.8      705.5      735.1      780.1      828.4    (5.2)  (19.3)
   Other securities                                 390.3      392.5      390.0      397.3      403.2    (0.6)   (3.2)
-----------------------------------------------------------------------------------------------------
         Total investment securities              2,005.8    2,017.6    1,857.0    1,817.9    1,878.9    (0.6)    6.8
                                                -----------------------------------------------------
Loans:
   Commercial, financial, and agricultural        2,466.2    2,430.5    2,407.7    2,463.5    2,448.1     1.5     0.7
   Real estate - construction                     1,669.8    1,634.9    1,588.7    1,517.5    1,322.0     2.1    26.3
   Mortgage - commercial                          1,339.9    1,281.4    1,238.5    1,212.8    1,229.8     4.6     9.0
-----------------------------------------------------------------------------------------------------
         Total commercial loans                   5,475.9    5,346.8    5,234.9    5,193.8    4,999.9     2.4     9.5
                                                -----------------------------------------------------
   Mortgage - residential                           542.1      524.8      507.8      484.2      463.3     3.3    17.0
   Consumer                                       1,512.3    1,496.1    1,470.5    1,441.6    1,423.9     1.1     6.2
   Secured with liquid collateral                   541.7      545.2      546.1      556.3      558.2    (0.6)   (3.0)
-----------------------------------------------------------------------------------------------------
         Total retail loans                       2,596.1    2,566.1    2,524.4    2,482.1    2,445.4     1.2     6.2
                                                -----------------------------------------------------
         Total loans net of unearned income       8,072.0    7,912.9    7,759.3    7,675.9    7,445.3     2.0     8.4
Reserve for loan losses                             (93.2)     (91.6)     (93.5)     (91.8)     (90.4)    1.7     3.1
-----------------------------------------------------------------------------------------------------
         Net loans                                7,978.8    7,821.3    7,665.8    7,584.1    7,354.9     2.0     8.5
                                                -----------------------------------------------------
Premises and equipment                              150.3      151.5      152.1      150.3      148.5    (0.8)    1.2
Goodwill                                            291.4      290.7      362.3      357.3      348.3     0.2   (16.3)
Other intangibles                                    34.8       38.1       38.5       37.3       35.6    (8.7)   (2.2)
Other assets                                        245.0      241.2      229.0      209.6      193.6     1.6    26.5
-----------------------------------------------------------------------------------------------------
         Total assets                           $10,977.3  $10,923.4  $10,540.4  $10,384.6  $10,185.3     0.5     7.8
                                                =====================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                   $   749.1  $   793.6  $   737.2  $   742.0  $   763.5    (5.6)   (1.9)
   Interest-bearing:
      Savings                                       365.3      294.7      304.1      321.2      326.0    24.0    12.1
      Interest-bearing demand                     2,250.4    2,304.8    2,374.1    2,364.4    2,346.8    (2.4)   (4.1)
      Certificates under $100,000                 1,012.9    1,009.3      988.1      980.9      938.6     0.4     7.9
      Local certificates $100,000 and over          457.7      535.8      546.5      540.0      463.3   (14.6)   (1.2)
-----------------------------------------------------------------------------------------------------
         Total core deposits                      4,835.4    4,938.2    4,950.0    4,948.5    4,838.2    (2.1)   (0.1)
      National money market deposits                143.0       69.9         --         --         --   104.6      --
      National certificates $100,000 and over     2,992.1    3,042.2    2,864.6    2,656.1    2,647.7    (1.6)   13.0
-----------------------------------------------------------------------------------------------------
         Total deposits                           7,970.5    8,050.3    7,814.6    7,604.6    7,485.9    (1.0)    6.5
                                                -----------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase              1,318.5    1,221.4    1,048.8    1,146.0    1,082.0     7.9    21.9
   U.S. Treasury demand                               5.4       10.0        6.8       16.0       11.7   (46.0)  (53.8)
-----------------------------------------------------------------------------------------------------
         Total short-term borrowings              1,323.9    1,231.4    1,055.6    1,162.0    1,093.7     7.5    21.0
                                                -----------------------------------------------------
Other liabilities                                   231.5      183.0      193.9      164.4      180.0    26.5    28.6
Long-term debt                                      388.8      391.1      394.2      393.3      399.0    (0.6)   (2.6)
-----------------------------------------------------------------------------------------------------
         Total liabilities                        9,914.7    9,855.8    9,458.3    9,324.3    9,158.6     0.6     8.3
                                                -----------------------------------------------------
Minority interest                                     0.4        0.2        0.4        0.3        0.3   100.0    33.3
Stockholders' equity                              1,062.2    1,067.4    1,081.7    1,060.0    1,026.4    (0.5)    3.5
-----------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
            equity                              $10,977.3  $10,923.4  $10,540.4  $10,384.6  $10,185.3     0.5     7.8
                                                =====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                                YIELDS AND RATES

                                                      2007        2006       2006       2006       2006
                                                     First       Fourth      Third     Second      First
YIELDS/RATES (TAX-EQUIVALENT BASIS)                 Quarter     Quarter     Quarter    Quarter    Quarter
---------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                 5.05%       5.23%      4.61%      5.00%      4.17%

U.S. Treasury                                           4.11        3.97       4.03       3.54       3.43
Government agencies                                     4.70        4.50       4.19       3.94       4.00
Obligations of state and political subdivisions         9.00        8.79       8.68       8.82       8.89
Preferred stock                                         7.50        7.70       7.57       7.62       7.70
Mortgage-backed securities                              4.25        4.18       4.02       4.17       4.23
Other securities                                        6.28        6.43       6.37       6.16       5.60
TOTAL INVESTMENT SECURITIES                             4.95        4.87       4.74       4.69       4.60

Commercial, financial, and agricultural                 8.04        8.02       8.06       7.70       7.33
Real estate - construction                              8.60        8.69       8.72       8.38       8.00
Mortgage - commercial                                   8.03        8.11       8.09       7.82       7.44
TOTAL COMMERCIAL LOANS                                  8.21        8.24       8.27       7.93       7.53

Mortgage - residential                                  5.95        5.76       5.77       5.78       5.92
Consumer                                                7.41        7.39       7.33       7.10       6.86
Secured with liquid collateral                          6.81        6.87       6.87       6.44       5.97
TOTAL RETAIL LOANS                                      6.98        6.95       6.91       6.70       6.48

TOTAL LOANS                                             7.81        7.82       7.83       7.53       7.19

TOTAL EARNING ASSETS                                    7.22        7.19       7.21       6.97       6.65

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                 1.29        0.51       0.42       0.39       0.32
Interest-bearing demand                                 1.20        1.19       1.10       1.04       1.02
Certificates under $100,000                             4.35        4.22       3.87       3.51       3.27
Local certificates $100,000 and over                    5.00        4.81       4.71       4.35       3.95
CORE INTEREST-BEARING DEPOSITS                          2.42        2.35       2.17       1.99       1.81

National money market deposits                          5.53        5.39         --         --         --
National certificates $100,000 and over                 5.43        5.46       5.37       5.05       4.53
TOTAL INTEREST-BEARING DEPOSITS                         3.73        3.68       3.47       3.18       2.88

Federal funds purchased and securities sold
   under agreements to repurchase                       4.97        5.03       5.05       4.73       4.25
U.S. Treasury demand                                    5.02        5.03       5.16       4.80       4.27
TOTAL SHORT-TERM BORROWINGS                             4.97        5.03       5.05       4.73       4.25

Long-term debt                                          6.77        6.76       6.79       6.70       6.34
TOTAL INTEREST-BEARING LIABILITIES                      4.04        4.00       3.82       3.56       3.23

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS              3.55        3.52       3.36       3.13       2.83

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)              3.67        3.67       3.85       3.84       3.82

YEAR-TO-DATE NET INTEREST MARGIN                        3.67        3.79       3.84       3.83       3.82

Prime rate                                              8.25        8.25       8.25       7.90       7.43

Tax-equivalent net interest income (in millions)   $    91.9   $    93.5   $   94.1   $   91.5   $   88.3

Average earning assets at historical cost           10,163.3    10,105.2    9,694.5    9,560.0    9,375.6
Average fair valuation adjustment on
   investment securities available for sale            (28.2)      (29.9)     (49.4)     (47.4)     (33.9)
                                                   ---------   ---------   --------   --------   --------
AVERAGE EARNINGS ASSETS                             10,135.1    10,075.3    9,645.1    9,512.6    9,341.7
                                                   ---------   ---------   --------   --------   --------

Average rates are calculated using average balances based on historical cost and do not reflect fair valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                            SUPPLEMENTAL INFORMATION

                                                                                 Three Months Ended
                                                      -----------------------------------------------------------------------
                                                                                                               % Change From:
                                                                                                              ---------------
                                                      Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,    Prior    Prior
                                                        2007       2006        2006       2006       2006     Quarter    Year
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                              $   0.63   $   0.69   $   0.08    $   0.69   $   0.65    (8.7)     (3.1)
   Diluted                                                0.62       0.68       0.07        0.67       0.64    (8.8)     (3.1)
Weighted average shares outstanding (in thousands)
   Basic                                                68,525     68,455     68,647      68,475     68,070
   Diluted                                              69,653     69,680     69,933      69,776     69,434
Net income as a percentage of:
   Average assets                                         1.59%      1.73%      0.20%       1.81%      1.76%
   Average stockholders' equity                          16.42      17.66       1.91       17.75      17.42

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                      $   31.8   $   31.3   $   29.1    $   28.3   $   29.2     1.6       8.9
Roxbury Capital Management                                 3.1        3.1        3.1         3.3        3.5      --     (11.4)
Cramer Rosenthal McGlynn                                  11.2       10.6        9.8         9.4        9.7     5.7      15.5
-----------------------------------------------------------------------------------------------------------
   Combined assets under management                   $   46.1   $   45.0   $   42.0    $   41.0   $   42.4     2.4       8.7
                                                      =====================================================

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                      $  112.1   $  107.5   $  102.4    $  102.7   $  104.0     4.3       7.8

**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                           2,579      2,562      2,520       2,515      2,475

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                          $1,062.2   $1,067.4   $1,081.7    $1,060.0   $1,026.4    (0.5)      3.5
Period-end primary capital                             1,186.7    1,153.5    1,157.9     1,161.2    1,136.9     2.9       4.4
Per share:
   Book value                                            15.90      15.47      15.55       15.54      15.30     2.8       3.9
   Quarterly dividends declared                          0.315      0.315      0.315       0.315       0.30      --       5.0
   Year-to-date dividends declared                       0.315      1.245       0.93       0.615       0.30
Average stockholders' equity to assets                    9.68%      9.78%     10.28%      10.23%     10.09%
Total risk-based capital ratio                           12.53      12.10      12.32       11.70      12.10
Tier 1 risk-based capital ratio                           8.64       8.25       8.28        7.67       7.70
Tier 1 leverage capital ratio                             7.64       7.39       7.34        6.98       6.94

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                    $   94.5   $   94.2   $   93.6    $   94.3   $   93.6
Period-end nonperforming assets:
   Nonaccrual                                             23.1       31.0       32.0        29.5       35.5
   OREO                                                    4.8        4.8        4.8         4.8        0.2
   Renegotiated loans                                      4.8         --         --         9.9        4.9
Period-end past due 90 days                                7.3        5.8        7.7         4.7       10.1

Gross charge-offs                                          5.1        7.1        8.6         5.7        3.2
Recoveries                                                 1.8        1.2        1.3         2.2        1.4
Net charge-offs                                            3.3        5.9        7.3         3.5        1.8
Year-to-date net charge-offs                               3.3       18.5       12.6         5.3        1.8

Ratios:
   Period-end reserve to loans                            1.17%      1.16%      1.20%       1.22%      1.24%
   Period-end non-performing assets to loans              0.40       0.44       0.47        0.57       0.54
   Period-end loans past due 90 days to total loans       0.09       0.07       0.10        0.06       0.13
   Net charge-offs to average loans                       0.04       0.07       0.09        0.05       0.02

INTERNAL RISK RATING
Pass                                                     96.89%     97.39%     97.41%      97.28%     97.20%
Watchlisted                                               2.32       1.82       1.73        1.89       1.97
Substandard                                               0.77       0.79       0.86        0.76       0.76
Doubtful                                                  0.01         --         --        0.07       0.07

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2007

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                 Three Months Ended
                                                -----------------------------------------------------
                                                Mar. 31,   Dec. 31,   Sept. 30,   June 30,   Mar. 31,
(In millions)                                     2007       2006        2006       2006       2006
-----------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $ 83.9     $ 84.4     $ 85.7      $ 83.9     $ 81.0
   Provision for loan losses                       (3.6)      (6.4)      (6.7)       (3.7)      (3.8)
   Noninterest income                              12.5       13.6       13.1        13.1       12.1
   Noninterest expense                             42.5       41.1       39.9        38.4       39.0
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      50.3       50.5       52.2        54.9       50.3

   Regional Banking efficiency ratio              43.68%     41.56%     40.02%      39.22%     41.49%

WEALTH ADVISORY SERVICES
   Net interest income                           $  6.3     $  6.6     $  6.4      $  6.3     $  6.5
   Provision for loan losses                         --       (0.1)       0.1        (0.5)      (0.2)
   Noninterest income                              47.6       47.7       43.6        44.5       43.4
   Noninterest expense                             46.4       41.6       38.8        40.6       38.5
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       7.5       12.6       11.3         9.7       11.2

   Wealth Advisory Services efficiency ratio      85.93%     76.47%     77.45%      79.76%     77.00%

CORPORATE CLIENT SERVICES
   Net interest income                           $  3.7     $  4.3     $  4.4      $  3.4     $  2.8
   Provision for loan losses                         --         --         --          --         --
   Noninterest income                              26.8       26.1       23.6        23.1       22.5
   Noninterest expense                             21.6       22.2       19.9        19.3       20.0
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       8.9        8.2        8.1         7.2        5.3

   Corporate Client Services efficiency ratio     70.82%     72.79%     70.82%      72.56%     79.05%

AFFILIATE MANAGERS *
   Net interest income                           $ (3.0)    $ (2.9)    $ (3.5)     $ (3.2)    $ (3.0)
   Provision for loan losses                         --         --         --          --         --
   Noninterest income                               4.5        5.1        4.3         5.6        4.7
   Noninterest expense                               --         --       72.3          --         --
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       1.5        2.2      (71.5)        2.4        1.7

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $ 90.9     $ 92.4     $ 93.0      $ 90.4     $ 87.3
   Provision for loan losses                       (3.6)      (6.5)      (6.6)       (4.2)      (4.0)
   Noninterest income                              91.4       92.5       84.6        86.3       82.7
   Noninterest expense                            110.5      104.9      170.9        98.3       97.5
                                                 ---------------------------------------------------
      Income before taxes & minority interest    $ 68.2     $ 73.5     $  0.1      $ 74.2     $ 68.5
                                                 ===================================================
   Corporation efficiency ratio                   60.28%     56.40%     95.64%      55.29%     57.02%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.